SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 Date of earliest event reported: March 21, 2006

                                 MEMS USA, INC.
                       (FORMERLY LUMALITE HOLDINGS, INC.)
               (Exact name of registrant as specified in charter)

          Nevada                          0-4846-3              82-0288840
--------------------------------------------------------------------------------
  (State or other jurisdiction        (Commission              (IRS employer
     of incorporation)                file number)           identification no.)

                         5701 Lindero Canyon Rd., #2-100
                           Westlake Village, CA 91362
                    ---------------------------------------
                    (Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 1.01:  Entry into a Material Definitive Agreement.

MEMS USA, Inc. Wins $1.5 Million Dollar Order to Supply Filtration Equipment for a major refinery in Southern California.

MEMS USA, Inc. (OTCBB:MEMS), a California-based professional engineered systems, products and services company, announced that it won an order from CDI, who is under contract with a major oil refinery in Southern California to supply filtration equipment. CDI is an engineering, procurement and construction company, based in Houston and with headquarters in Philadelphia.

The contract provides that MEMS USA will be paid $1.5 million for the design and construction of the filtration equipment described in the paragraph below. MEMS USA will complete the manufacture of this equipment in August, 2006.

MEMS will supply an integrated "Intelligent Filtration System" composed of a Smart Backflush Filtration System with an integral electronic decanting system, a carbon bed filter and an ion-exchange resin bed system. This equipment will purify the amine fluid by removing particulate, chemical contaminants, and heat stable salts to allow the amine to more effectively remove carbon dioxide and sulfur compounds during refining. This results in a cleaner burning, more environmentally friendly fuel for motor vehicles.

Chuck Christensen, of MEMS USA stated that "The U.S. EPA and California CARB requirements for cleaner burning fuels have opened up additional opportunities for MEMS USA's Intelligent Filtration Systems. We can help our customers achieve lower operating costs and minimize wastes while enhancing their ability to meet the more stringent requirement for cleaner burning fuels."

This unique MEMS technology includes permanent filtration elements that are back-flushed clean, thereby eliminating the need to dispose of conventional filter elements. The system dramatically reduces hazardous waste disposal costs. MEMS plans on utilizing this and other proprietary technologies in its proposed Biomass-to-Ethanol Refinery in Northern Ontario (see January 4th, 2006 press release).

The equipment will be designed and produced by MEMS USA's Gulfgate Equipment, Inc., an ISO 9001:2000 certified subsidiary in Houston, Texas (see March 22nd, 2006 press release)

For more information visit MEMS web site at www.memsusa.com

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      MEMS USA, INC.



Date:  March 30, 2006                                 By:  /S/  Richard W. York
                                                           --------------------
                                                           Richard W. York, CFO